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                                                                    EXHIBIT 12.1

                            THE MEN'S WEARHOUSE, INC.
          STATEMENT REGARDING COMPUTATION OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)

                                                                               Fiscal Year
                                                        -------------------------------------------------------    Nine Months Ended
                                                          1998        1999        2000        2001        2002     November 1, 2003
                                                        -------     -------     -------     -------     -------    -----------------
Pre-tax income from continuing operations                85,852      94,083     140,319      70,974      68,131           50,222

  Interest expense and amortization of debt costs        11,253       8,416       3,513       3,711       2,115            2,460

  Interest portion of rentals (33% of rent expense)      17,456      20,302      23,709      25,854      28,370           22,178
                                                        -------     -------     -------     -------     -------          -------

        Total fixed charges                              28,709      28,718      27,223      29,565      30,485           24,638
                                                        -------     -------     -------     -------     -------          -------

Income before income taxes and fixed charges            114,561     122,801     167,542     100,538      98,615           74,860
                                                        -------     -------     -------     -------     -------          -------

Ratio of earnings to fixed charges                          4.0         4.3         6.2         3.4         3.2              3.0
                                                        -------     -------     -------     -------     -------          -------
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